Exhibit 15.3

March 16, 2009

China Distance Education Holdings Limited

18/F., Xueyuan International Tower

No.1 Zhichun Road, Haidian District

Beijing, China 100083

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports (the “Reports”) addressed to the board of directors of China Distance Education Holdings Limited (the “Holding Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such Reports, in the annual report on Form F-20 of the Holding Company and any amendments thereto (the “Annual Report”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Annual Report.

The Reports relate to valuations of a) the ordinary shares (the “Ordinary Shares”) of the China Distance Education Limited (the “Company”) as of the March 9, 2007 to assist the Holding Company to assess whether beneficial conversion features exist under EITF Issue No. 98-5 and EITF Issue No. 00-27 and whether there is any accounting adjustment related to such repurchase of the Ordinary Shares; b) the designated assets and liabilities of the Company as of June 30, 2003 and September 30, 2006 and the designated assets and liabilities of a joint venture of which certain assets and liabilities were contributed by Beijing 100 Online Education Information Consulting Co., Ltd. as of November 30, 2007 and May 31, 2008 to serve the Holding Company as a basis for allocation of the purchase price to the various accounts for financial reporting purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) Nos. 141 and 142; and c) the employees and non-employees share options (the “Options”) as of April 18, 2008 and May 31, 2008 and non-employees share options as of June 30, 2008 for financial reporting purposes in accordance with SFAS No. 123R. In reaching our valuation conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Holding Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Holding Company determined the fair value of Ordinary Shares and Options and our valuation reports were used to assist the Holding Company in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Annual Report within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA LIMITED